Q2 2017 Earnings Webinar August 2017 Exhibit 99.2

Safe Harbor Language During today’s call we will be making both historical and forward-looking statements in order to help you better understand our business. These forward-looking statements include references to our plans, intentions, expectations, beliefs, strategies and objectives. Any forward-looking statements speak only as of today’s date. In addition, these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Annual Report filed on Form 10-K for the year ended December 31, 2016, our quarterly reports on Form 10-Q, as well as our earnings press release issued earlier today. Mattersight Corporation undertakes no obligation to publicly update or revise any forward-looking statements in this call. Also, be advised that this call is being recorded and is copyrighted by Mattersight Corporation. © 2017 Mattersight Corporation.

Discussion Topics Q2 Overview Q2 Financial Results Deal Commentary Outlook © 2017 Mattersight Corporation.

Q2 Overview

- Bookings below expectations due to elongated procurement cycles for several large deals
- Revenues came in as expected
- PBR
  - PBR revenues up 100% year/year, and now are ~15% of revenues
  - Successfully lit up PBR at two new accounts, and two new pilots
  - PBR continues to be perform as advertised
  - References and success stories are helping to drive increasing pipeline
- Positive financial drivers
  - $13.1M of sold ACV backlog is expected to flow into revenues over next 4 quarters
  - Deployments in progress expected to result in 80% year-over-year growth in PBR seats
- Outlook
  - Meaningful growth in back half of year
  - Expect to be EBITDA positive in Q4

Mattersight
The Chemistry of Conversation

© 2017 Mattersight Corporation.

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Q2 Financial Results Q2 revenue of $10.6M 16% yoy increase Q2 subscription revenue of $9.9M 17% yoy increase 94% of total revenue Bookings of $2.5M in ACV Gross margin 69% Adjusted EBITDA loss of $1.7M $1.4M improvement over Q2 2016 Completed balance sheet restructuring with new debt agreement © 2017 Mattersight Corporation.

Revenue Trends QTR Revenue ($M) © 2017 Mattersight Corporation.

New Credit Agreement $20 million revolver More expensive mezzanine debt retired $1.8M loss on early extinguishment included in Q2 Borrowing costs reduced substantially © 2017 Mattersight Corporation.

Deal/Pipeline Commentary Continued expansion with several major healthcare companies – added PBR seats and expanded product offerings Our pipeline continued to grow during the second quarter Extended sales cycle for larger deals delayed several projects expected to close in Q2 Deals are typically noncompetitive Significant interest across our product suite © 2017 Mattersight Corporation.

Business Outlook

- Positive Drivers
  - ~$13.1M of backlog is expected to flow into revenues over next 4 quarters
  - Growing pipeline

- Outlook
  - Meaningful revenue growth in back half of year
  - Significant operating leverage
  - Updated 2017 Guidance:
    - Revenues $45 - 47M
    - Adjusted EBITDA $(4.5M) - (3.0M)

Mattersight
The Chemistry of Conversation

© 2017 Mattersight Corporation.

9

Q&A

Thank You Kelly Conway 847.582.7200 kelly.conway@mattersight.com David Gustafson 847.582.7016 david.gustafson@mattersight.com Dave Mullen 312.954.7380 dave.mullen@mattersight.com © 2017 Mattersight Corporation.